Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 33-46865, 333-7328, 333-08270 and 333-184397) of Rio Tinto plc of our report dated June 19, 2013, appearing in this annual report on Form 11-K of the Kennecott Utah Copper 401(k) Savings Plan for Represented Hourly Employees as of and for the year ended December 31, 2012.

/s/ McGladrey LLP
June 19, 2013